Exhibit 3.1 DANAHER CORPORATION CERTIFICATE OF ELIMINATION OF NUMBER OF SHARES OF PREFERRED STOCK DESIGNATED AS SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK Pursuant to Section 151 of the General Corporation Law of the State of Delaware Danaher Corporation (hereinafter called the “Corporation”), pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation’s Restated Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, certifies that the Board duly adopted the following resolutions: “RESOLVED: That no shares of the Corporation’s 4.75% Mandatory Convertible Preferred Stock, Series A (the “Series A Preferred Stock”) are outstanding and no shares of Series A Preferred Stock will hereafter be issued subject to the Corporation’s Certificate of Designations of 4.75% Mandatory Convertible Preferred Stock, Series A, dated February 18, 2019, with respect to such series (the “Series A Certificate of Designations”); and that the Chief Executive Officer, the President and the Chief Financial Officer be and each hereby are authorized and directed in the name and on behalf of the Corporation to execute and file a certificate with the Secretary of State of the State of Delaware pursuant to Section 151(g) of the General Corporation Law of the State of Delaware setting forth the text of this resolution, and that upon the filing and effectiveness of such certificate, all matters as set forth in the Series A Certificate of Designations shall be deemed to have been eliminated from the Corporation’s Restated Certificate of Incorporation, as amended, and all of the 15,000,000 shares of preferred stock previously designated as Series A Preferred Stock shall resume their status as undesignated shares of preferred stock. RESOLVED: That no shares of the Corporation’s 5.00% Mandatory Convertible Preferred Stock, Series B (the “Series B Preferred Stock”) are outstanding and no shares of Series B Preferred Stock will hereafter be issued subject to the Corporation’s Certificate of Designations of 5.00% Mandatory Convertible Preferred Stock, Series B, dated May 11, 2020, with respect to such series (the “Series B Certificate of Designations”); and that the Chief Executive Officer, the President and the Chief Financial Officer be and each hereby are authorized and directed in the name and on behalf of the Corporation to execute and file a certificate with the Secretary of State of the State of Delaware pursuant to Section 151(g) of the General Corporation Law of the State of Delaware setting forth the text of this resolution, and that upon the filing and effectiveness of such certificate, all matters as set forth in the Series B Certificate of Designations shall be deemed to have been eliminated from the Corporation’s Restated Certificate of Incorporation, as amended, and all of the 15,000,000 shares of preferred stock previously designated as Series B Preferred Stock shall resume their status as undesignated shares of preferred stock.” IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer this 9th day of May, 2023. DANAHER CORPORATION

By: /s/ James F. O’Reilly James F. O’Reilly Vice President, Deputy General Counsel and Secretary